Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (fax)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FIRST QUARTER 2009 RESULTS

Philadelphia, PA, May 11, 2009 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today reported financial results for the first quarter 2009.

The results of the first quarter 2009 include:

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, of $70.6 million, compared to $73.3 million for the prior year comparable quarter. A reconciliation of non-GAAP measures, including adjusted EBITDA, distributable cash flow and adjusted net income, is provided within the financial tables of this release;

•

Distributable cash flow, a non-GAAP measure, of $48.9 million, compared to $51.8 million for the prior year comparable quarter. The Partnership declared a quarterly cash distribution for the first quarter 2009 of $0.15 per common limited partner unit;

•

Adjusted net income, a non-GAAP measure, of $25.2 million, compared to $29.2 million for the prior year comparable quarter. After including the non-recurring derivative losses recognized in the current quarter as described below, on a GAAP basis the Partnership recognized a net loss of $23.2 million for the first quarter 2009 compared with a net loss of $43.7 million for the prior year first quarter; and

•

System-wide volumes of 1,357.8 million cubic feet per day (“Mmcfd”) for the first quarter 2009 compared to volumes of approximately 1,227.7 Mmcfd for the prior year comparable quarter, an increase of approximately 11%.

During the first quarter 2009, Partnership generated $24.5 million of benefit from the following actions:

•

The Partnership entered into early settlement arrangements on certain commodity hedge contracts covering second quarter 2009 natural gas liquids (NGL) and condensate production volumes. The Partnership received approximately $19.5 million in net proceeds from these early settlements concluded in February 2009. The net proceeds from these settlements were used to reduce outstanding indebtedness. A summary of the Partnership’s commodity hedge position is included at the end of this release; and

•	The Partnership recognized a $5.0 million benefit resulting from the early termination of certain derivative positions.

Recent Events

Sale of NOARK System

On April 7, 2009, the Partnership entered into a definitive agreement with Spectra Energy Partners, LP to sell its NOARK natural gas gathering and interstate transmission system (“NOARK”) for approximately $300.0 million in cash. The transaction closed on May 4, 2009 and the Partnership used the net proceeds from the transaction to reduce borrowings under its senior secured term loan and credit facility.

Appalachia Joint Venture Agreement

On March 31, 2009, the Partnership entered into an agreement with a subsidiary of Williams (NYSE: WMB – “Williams”) to form a joint venture, Laurel Mountain Midstream, LLC (the “joint venture”), which will own and operate the Partnership’s Appalachia Basin natural gas gathering system, which include gathering and processing assets in the Marcellus Shale region in southwestern Pennsylvania, and excludes the Partnership’s northern Tennessee operations. The Partnership will receive approximately $90.0 million in cash, a preferred equity right to proceeds under a $25.5 million obligation (the “Obligation”) from Williams, and a 49% equity interest in the joint venture. The Obligation amortizes in equal principal installments over a three-year period following the closing of the transaction, and the right to receive accrued principal and interest can be converted at the Partnership’s option into an equivalent sum to pay joint venture capital expenditures the Partnership would otherwise be required to fund under the joint venture agreement. The agreement assesses the initial enterprise value of the system in Pennsylvania, New York, Ohio and West Virginia at $250.0 million. The new joint venture intends to be the leading gathering system in the southwestern Pennsylvania portion of the Marcellus Shale. Although the system will be operated on a day-to-day basis by Williams, all important decisions will be made jointly by the Partnership and Williams. The transaction is expected to close during the second quarter of 2009. The Partnership will use the $90.0 million of net proceeds from the transaction to reduce borrowings under its senior secured credit facility.

* * *

Mid-Continent Segment Results

•

Mid-Continent segment total revenue for the first quarter 2009 decreased to $228.4 million, or approximately 38% compared with the prior year comparable quarter, excluding the effect of non-cash derivative expenses and the non-recurring cash derivative early termination expense. This decrease principally relates to lower average realized commodity prices, partially offset by system-wide increases in volumes.

•

The Elk City/Sweetwater system’s average natural gas processed volume increased to 253.9 MMcfd for the first quarter 2009, an increase of over 7% when compared with the prior year comparable quarter. Average natural gas liquid (“NGL”) production increased by 1,042 barrels per day (“bpd”) for the first quarter 2009, or approximately 10%, when compared with the prior year comparable quarter due to increases in plant production efficiency.

•	The Velma system’s average natural gas processed volume was 63.9 MMcfd for the first quarter 2009, an increase of approximately 7% when compared with the prior year comparable quarter.

•

The Chaney Dell system’s average natural gas processed volume for the first quarter 2009 was 227.9 MMcfd. Average NGL production volumes increased to 15,531 bpd, or over 25%, when compared to the prior year first comparable due to increases in plant production efficiency.

•

The Midkiff/Benedum system’s average natural gas processed volume was 146.1 MMcfd for the first quarter 2009, an increase of approximately 7% when compared with the prior year comparable quarter. Average NGL production volumes increased to 22,650 bpd, or over 11% when compared to the prior year comparable quarter due to increases in plant production efficiency.

•	The NOARK Ozark Gas Transmission system’s throughput volume for first quarter 2009 increased to 482.5 MMcfd, or 24%, compared with the prior year first quarter.

Appalachia Segment Results

•

Total revenue for the Appalachia segment increased to $10.9 million for the first quarter 2009, or approximately 4%, compared with $10.5 million the prior year comparable quarter due principally to higher throughput volume generated through new wells connected to the Partnership’s gathering system, partially offset by a lower average transportation rate in comparison with the prior year comparable quarter due to lower average commodity prices.

•

Throughput volume increased to a record 98.5 MMcfd for the first quarter 2009, an increase of over 30% when compared with the prior year first quarter, resulting from the connection of new wells to the Appalachia gathering system, primarily through its relationship with its affiliate, Atlas Energy Resources, LLC (NYSE: ATN).

Corporate and Other

•

General and administrative expense, including amounts reimbursed to affiliates, increased $5.5 million to $11.0 million for first quarter 2009 when compared with $5.5 million for the prior year comparable quarter. This increase was primarily related to $2.8 million of non-recurring severance and other related costs incurred during the first quarter of 2009 in the Mid-Continent segment, and the absence of a $2.8 million non-cash compensation gain recognized during the first quarter 2008 principally associated with the vesting of certain common unit awards.

•

Depreciation and amortization increased $2.8 million to $24.7 million for the first quarter 2009 when compared with the prior year first quarter due primarily to the expansion of the Partnership’s systems subsequent to March 31, 2008.

•

Interest expense increased to $21.1 million for the first quarter 2009 compared with $20.4 million for the prior year comparable quarter. This increase was primarily due to a $4.9 million increase in interest expense associated with the Partnership’s additional senior notes issued during June 2008, primarily offset by a $4.9 million decrease due to the repayment of $122.8 million of term loan indebtedness during June 2008 and lower floating interest rates.

•

At March 31, 2009, the Partnership had $1,525.4 million of total debt, including $707.2 million outstanding on its term loan that matures in 2014, $494.2 million of senior unsecured notes that mature in 2015 and 2018, and $324.0 million of outstanding borrowings under its revolving credit facility that matures in 2013. The Partnership also has interest rate swap contracts for a notional principal amount totaling $450.0 million which expire during the first half of 2010. These contracts convert a portion of the Partnership’s LIBOR-based floating rate exposure under its term loan and revolving credit facility to a fixed LIBOR rate averaging 3.02%, plus the applicable margin as defined under the terms credit facility.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s first quarter 2009 results on Monday, May 11, 2009 at 11:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 1:00 pm ET on Monday, May 11, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 88421178.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, it owns and operates approximately 1,800 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact InvestorRelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy Resources, LLC is one of the largest independent natural gas producers in the Appalachian and Michigan Basins. The Company is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of the Company’s acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at InvestorRelations@atlasamerica.com.

Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings, L.P., a limited partnership which owns the general partner interest, all the incentive distribution rights and 5.8 million common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2009	2008
STATEMENTS OF OPERATIONS

Revenue:
Natural gas and liquids	$158,618	$366,119
Transportation, compression, and other fees – affiliates	10,068	9,159
Transportation, compression, and other fees – third parties	16,412	14,862
Other income (loss), net	5,148	(86,754)

Total revenue and other income (loss), net	190,246	303,386

Costs and expenses:
Natural gas and liquids	138,059	276,664
Plant operating	13,823	14,935
Transportation and compression	4,767	3,812
General and administrative	10,644	4,370
Compensation reimbursement – affiliates	375	1,129
Asset impairment	—	3,981
Depreciation and amortization	24,680	21,844
Interest	21,134	20,381

Total costs and expenses	213,482	347,116

Net loss	(23,236)	(43,730)
Loss attributable to non-controlling interests	(469)	(2,090)
Preferred unit dividends	(900)	(137)
Preferred unit imputed dividend cost	—	(505)

Net loss attributable to common limited partners and the general partner	$(24,605)	$(46,462)

Allocation of net loss attributable to common limited partners and the general partner:
Common limited partners’ interest	$(24,110)	$(52,387)
General partner’s interest	(495)	5,925

Net loss attributable to common limited partners and the general partner	$(24,605)	$(46,462)

Net loss attributable to common limited partners per unit:
Basic and Diluted	$(0.52)	$(1.35)

Weighted average common limited partner units outstanding:
Basic and Diluted	45,971	38,763

Capital expenditure data:
Maintenance capital expenditures	$695	$1,619
Expansion capital expenditures	72,218	82,450

Total	$72,913	$84,069

	March 31, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,912	$1,520
Total assets	2,382,231	2,413,196
Total debt	1,525,403	1,493,427
Total partners’ capital	607,862	650,842

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended March 31,
	2009	2008
Mid-Continent
Revenue:
Natural gas and liquids	$158,247	$365,159
Transportation, compression, and other fees	16,031	14,615
Other income (loss), net	5,075	(86,865)

Total revenue and other income (loss), net	179,353	292,909

Costs and expenses:
Natural gas and liquids	137,870	276,182
Plant operating	13,823	14,935
Transportation and compression	1,436	1,498
General and administrative	8,655	2,530
Asset impairment	—	3,981
Depreciation and amortization	22,761	20,462

Total costs and expenses	184,545	319,588

Segment loss	$(5,192)	$(26,679)

Appalachia
Revenue:
Natural gas and liquids	$371	$960
Transportation, compression, and other fees – affiliates	10,068	9,159
Transportation, compression, and other fees – third parties	381	247
Other income, net	73	111

Total revenue and other income, net	10,893	10,477

Costs and expenses:
Natural gas and liquids	189	482
Transportation and compression	3,331	2,314
General and administrative	1,182	1,484
Depreciation and amortization	1,919	1,382

Total costs and expenses	6,621	5,662

Segment profit	$4,272	$4,815

Reconciliation of segment profit (loss) to net loss:
Segment profit (loss):
Mid-Continent	$(5,192)	$(26,679)
Appalachia	4,272	4,815

Total segment loss	(920)	(21,864)
Corporate general and administrative expense	(1,182)	(1,485)
Interest expense	(21,134)	(20,381)

Net loss	$(23,236)	$(43,730)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2009	2008
Reconciliation of total revenue and other income (loss), net to adjusted total revenue and other income (loss), net(1):
Total revenue and other income (loss), net	$190,246	$303,386
Non-cash derivative expense	44,018	76,856
Early termination cash derivative expense(2)	5,000	—

Adjusted total revenue and other income (loss), net	$239,264	$380,242

Reconciliation of net loss to adjusted net income(1):
Net loss	$(23,236)	$(43,730)
Non-cash derivative expense	44,018	76,856
Early termination cash derivative expense(2)	5,000	—
Non-cash linefill gain (3)	(469)	(1,141)
Non-cash compensation income	(93)	(2,795)

Adjusted net income	25,220	29,190
Loss attributable to non-controlling interests	(469)	(2,090)
Preferred unit dividends	(900)	(137)
Preferred unit imputed dividend cost	—	(505)

Adjusted net income attributable to common limited partners and the general partner	$23,851	$26,458

Allocation of adjusted net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$23,372	$19,067
General partner’s interest	479	7,391

Adjusted net income attributable to common limited partners and the general partner	$23,851	$26,458

Adjusted net income attributable to common limited partners per unit:
Basic	$0.51	$0.49

Diluted	$0.46	$0.48

Weighted average common limited partner units outstanding:
Basic	45,971	38,763

Diluted	50,256	39,735

See footnotes on page 8 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2009	2008
Reconciliation of net loss to other non-GAAP measures(1):
Net loss	$(23,236)	$(43,730)
Loss attributable to non-controlling interests	(469)	(2,090)
Asset impairment	—	3,981
Depreciation and amortization	24,680	21,844
Interest expense	21,134	20,381

EBITDA	22,109	386
Non-cash derivative expense	44,018	76,856
Early termination cash derivative expense(2)	5,000	—
Non-cash linefill gain(3)	(469)	(1,141)
Non-cash compensation income	(93)	(2,795)

Adjusted EBITDA	70,565	73,306
Interest expense	(21,134)	(20,381)
Amortization of deferred financing costs	1,017	679
Preferred unit dividends	(900)	(137)
Maintenance capital expenditures	(695)	(1,619)

Distributable cash flow	$48,853	$51,848

(1)

Adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA and adjusted EBITDA are also financial measurements that, with certain negotiated adjustments, are utilized within the Partnership’s financial covenants under its credit facility. Adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, total revenue and other income (loss), net, operating income, or cash flows from operating activities in accordance with GAAP.

(2)

During the three months ended March 31, 2009, the Partnership made net payments of $5.0 million related to the early termination of derivative contracts for second quarter 2009 production periods. These payments were funded through the Partnership’s March 2009 issuance of 5,000 12.0% convertible preferred units of limited partner interests to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of the Partnership’s general partner, for cash consideration of $1,000 per preferred unit. The Partnership had previously entered into an amendment to its credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.

(3)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Operating Highlights

	Three Months Ended March 31,
	2009	2008
Mid-Continent – Velma System(1)
Natural Gas
Gross natural gas gathered – mcfd	65,955	62,400
Gross natural gas processed – mcfd	63,875	59,867
Gross residue natural gas – mcfd	50,173	47,138
Natural Gas Liquids
Gross NGL sales – bpd	7,035	6,688
Condensate
Gross condensate sales – bpd	345	254

Mid-Continent – Elk City/Sweetwater System(1)
Natural Gas
Gross natural gas gathered – mcfd	253,878	305,377
Gross natural gas processed – mcfd	253,918	236,403
Gross residue natural gas – mcfd	232,038	213,130
Natural Gas Liquids
Gross NGL sales – bpd	11,719	10,677
Condensate
Gross condensate sales – bpd	529	363

Mid-Continent – Chaney Dell System(1)
Natural Gas
Gross natural gas gathered – mcfd	303,022	251,487
Gross natural gas processed – mcfd	227,855	247,861
Gross residue natural gas – mcfd	255,976	220,194
Natural Gas Liquids
Gross NGL sales – bpd	15,531	12,401
Condensate
Gross condensate sales – bpd	927	707

Mid-Continent – Midkiff/Benedum System(1)
Natural Gas
Gross natural gas gathered – mcfd	153,978	142,542
Gross natural gas processed – mcfd	146,055	136,654
Gross residue natural gas – mcfd	105,238	96,612
Natural Gas Liquids
Gross NGL sales – bpd	22,650	20,349
Condensate
Gross condensate sales – bpd	789	720

Mid-Continent – NOARK system(1)
Ozark Gas Transmission throughput – mcfd	482,471	390,293

Appalachia(1)
Throughput – mcfd	98,529	75,632

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Hedge Positions

(as of April 27, 2009)

Interest Fixed-Rate Swap

Term	Notional Amount	Type
January 2008- January 2010	$200,000,000	Pay 2.88% —Receive LIBOR
April 2008- April 2010	$250,000,000	Pay 3.14% —Receive LIBOR

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2009	13,230,000	$0.745

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2009	152,100	13,542,984	$111.53	Puts sold(1)
2009	152,100	13,542,984	$157.82	Calls purchased(1)
2009	1,588,500	88,643,058	$84.69	Calls sold
2010	3,127,500	213,088,050	$86.20	Calls sold
2010	714,000	45,415,440	$132.17	Calls purchased(1)
2011	606,000	33,145,560	$100.70	Calls sold
2011	252,000	13,547,520	$133.16	Calls purchased(1)
2012	450,000	25,893,000	$102.71	Calls sold
2012	180,000	9,676,800	$134.27	Calls purchased(1)

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	4,293,000	$8.611
2010	4,560,000	$8.526
2011	2,160,000	$8.270
2012	1,560,000	$8.250

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	4,293,000	$(0.558)
2010	3,420,000	$(0.606)
2011	1,200,000	$(0.700)
2012	1,200,000	$(0.610)

Natural Gas Purchases – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	11,673,000	$8.680
2010	8,940,000	$8.580
2011	2,160,000	$8.270
2012	1,560,000	$8.250

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	11,673,000	$(0.654)
2010	7,800,000	$(0.576)
2011	1,200,000	$(0.700)
2012	1,200,000	$(0.610)

Ethane Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	630,000	$0.340	Puts purchased

Isobutane Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	126,000	$0.589	Puts purchased

Normal Butane Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	126,000	$0.577	Puts purchased

Natural Gasoline Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	126,000	$0.762	Puts purchased

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2009	24,000	$62.700

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2009	229,500	$84.802	Calls sold
2010	234,000	$88.088	Calls sold
2011	72,000	$93.109	Calls sold
2012	48,000	$90.314	Calls sold

(1)

Puts sold and calls purchased for 2009 represent collars entered into by the Partnership as offsetting positions for the calls sold related to ethane and propane production. In addition, calls were purchased for 2010 through 2012 to offset positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

(2)	Mmbtu represents million British Thermal Units.